Exhibit 99.1

PRESS RELEASE

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2005 SECOND QUARTER RESULTS

Net Revenue Increases 3%

Operating Income Before Depreciation and Amortization Increases 3%

Upfront Sales Increase in the Mid 20% Range

Univision Network Is One of the ‘Big 4’ on Nearly 2 Out Of Every 3 Nights Among ALL Adults 18-34;

Adult 18-49 Audience Up 18% in Primetime

Univision Radio Stations Rank #1 Among All Adults 25-54 in Los Angeles, Dallas, Phoenix & Fresno

LOS ANGELES, CA, August 4, 2005 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the second quarter ended June 30, 2005.

Consolidated second quarter 2005 net revenue increased 3% to $508.5 million from $495.3 million in 2004. Operating income before depreciation and amortization(1) increased 3% to $182.9 million in 2005 from $177.5 million in 2004. Excluding the effect of a non-cash charge, net income increased 1% to $84.4 million in 2005 from $83.7 million in 2004 or $0.24 diluted earnings per share for both 2005 and 2004. Net income includes a non-cash charge of $48.3 million ($0.14 per diluted share) resulting from a decline in the fair value of our investment relative to our cost basis in Entravision Communications Corporation(2) (“Entravision”) at June 30, 2005. Net income decreased 57% to $36.1 million or $0.10 diluted earnings per share.

A. Jerrold Perenchio, Chairman and Chief Executive Officer said, “We continue to work diligently to monetize our operational successes and enhance shareholder value. Our Upfront is nearly completed, and we expect an increase over last year in the mid 20% range, which is significantly better than the slight declines in the reported Upfront results of the English language networks. Based on the meaningful Upfront commitments we have received, we expect a strong 2006. With our market leading positions and ability to attract young audiences, Univision media properties are undeniably the best way to reach the U.S. Hispanic consumer group — a group whose buying power is now approximately $715 billion and is expected to more than double in the next decade.”

Ray Rodriguez, President and Chief Operating Officer, said, “We are very pleased that all of our businesses continue to grow. Our flagship television network delivered a larger total Adult 18-34 audience than at least one of the ‘Big 4’ networks in primetime on nearly two out of every three nights this quarter and our radio group increased its leading position among Spanish-language formatted broadcasters. Univision’s music and online divisions also experienced success, as our Music Group maintained its industry-leading market share and Univision.com was once again named the #1 Spanish-language website by Nielsen. Even though our revenues in the second and third quarters are facing difficult comparisons from our performance last year and an overall soft television advertising market, we expect our Upfront success, coupled with our continued ratings momentum, to drive improved revenue growth in the fourth quarter and beyond.”

(1) See tables on page 5 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(2) See Page 8 – Our Investment in Entravision Communications Corporation.

The following table sets forth the Company’s unaudited financial performance for the three and six months ended June 30, 2005 and 2004 by segment.

	Three Months Ended June 30,
Unaudited	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
Dollars in millions	2005	2004	2005	2004
Television (a)	$354.7	$349.7	$133.9	$134.4
Radio	99.3	91.0	41.9	34.8
Music (b)	48.9	50.4	7.0	10.4
Internet	5.6	4.2	0.1	(2.1)
Consolidated (c)	$508.5	$495.3	$182.9	$177.5

	Six Months Ended June 30,
Unaudited	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
Dollars in millions	2005	2004	2005	2004
Television (a)	$648.9	$609.0	$220.3	$209.4
Radio	170.8	154.3	60.8	50.6
Music (b)	111.1	76.8	19.1	12.2
Internet	10.7	8.1	(1.0)	(4.6)
Consolidated (c)	$941.5	$848.2	$299.2	$267.6

(a)    The Company began consolidating its variable interest entities (“VIE’s”)(3) on March 31, 2004. The TV-related VIE contributed net revenues of  $15.1 million and $14.2 million and $25.5 million and $14.2 million for the three and six months ended June 30, 2005 and 2004, respectively.  Operating income before depreciation and amortization was $2.6 million and $1.8 million and $2.4 million and $1.8 million for the three and six months ended June 30, 2005, and 2004, respectively.

(b)   The Music-related VIE contributed net revenues of $16.3 million and $16.4 million and $36.6 million and $16.4 million for the three and six months ended June 30, 2005 and 2004, respectively.  Operating income before depreciation and amortization was $3.0 million and $4.4 million and $6.8 million and $4.4 million for the three and six months ended June 30, 2005, and 2004, respectively.

(c)    The VIEs contributed in total net revenues of  $31.4 million and $30.6 million and $62.1 million and $30.6 million for the three and six months ended June 30, 2005 and 2004, respectively.  Operating income before depreciation and amortization was $5.6 million and $6.2 million and $9.2 million and $6.2 million for the three and six months ended June 30, 2005, and 2004, respectively.

PUERTO RICO ACQUISITION

On June 30, 2005, the Company closed its acquisition of WLII/WSUR, Inc. in Puerto Rico for approximately $190.0 million excluding acquisition costs. The Company consolidated the results of operations of WLII/WSUR, Inc. under the guidelines of FIN 46, “Consolidation of Variable Interest Entities”, for the six months ended June 30, 2005. After June 30, 2005, WLII/WSUR, Inc. will now be consolidated as owned stations and will no longer be considered VIE’s.

SHARE REPURCHASE PLAN

On February 17, 2005, the Company announced that its Board of Directors approved the repurchase of up to $500 million of its outstanding Class A Common Stock. The share repurchases will be made in compliance with securities laws and other legal requirements. The share repurchase plan will expire on December 31, 2005.

(3) See Page 8 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

During the six months ended June 30, 2005, the Company repurchased 8,174,300 shares of Class A Common Stock at an aggregate price of $216.1 million, of which 7,489,500 shares were purchased in the later three months of that period at an aggregate price of $197.6 million.

THIRD QUARTER GUIDANCE

For the third quarter, Univision expects consolidated net revenues to increase by low single digit percentages. Operating income before depreciation and amortization is expected to range between flat and an increase of low single digit percentages. Depreciation and amortization expense is expected to be approximately $24 million. Diluted earnings per share are expected to be between $0.21 and $0.22 in the third quarter of 2005 compared to $0.21 in the third quarter of 2004.

TELEVISION HIGHLIGHTS

In the second quarter, the Univision, TeleFutura and Galavisión Networks combined experienced primetime audience growth of 17% among Adults 18-34 and 11% among Adults 18-49, compared to the same period last year.

Univision Network

The following table sets forth total audience (Hispanic and non-Hispanic) and growth for the second quarter of 2005 as compared to the second quarter of 2004, of the country’s leading broadcast networks.

	Total U.S. Primetime Audience Statistics
	2Q 2005		2Q 2005
	18-34 Avg. Audience (000)	18-34 Growth 2Q05 vs 2Q04	18-49 Avg. Audience (000)	18-49 Growth 2Q05 vs 2Q04
Univision	1,230	+25%	1,929	+18%
ABC	1,654	+14%	4,006	+16%
CBS	1,533	+11%	4,328	+8%
FOX	2,180	+3%	4,604	+7%
NBC	1,482	-28%	3,633	-24%
Big ‘4’ Weighted Avg.	1,673	-3%	4,104	-1%

UPN	850	+23%	1,651	+17%
WB	798	-14%	1,561	-5%
Top 6 English-language Weighted Avg.	1,484	-3%	3,550	0%

Source:  NTI, NHTI  (03/28/05-06/26/05) vs (03/29/04-06/27/04).  Based on network programming hours.

Univision primetime defined as M-Su 7p-11p.  English-language Broadcast Networks primetime defined as M-Sa 8-11p, Su 7-11p.

Univision remains the country’s fifth most-watched network overall in primetime among all Adults 18-49 and 18-34. Univision ranked among the top four networks by delivering more total Adult viewers 18-34 than at least one of the traditional ‘Big 4’ on nearly two out of three nights in the second quarter, ranking as the #1 network in the country on 10 nights, #2 on 18 nights, #3 on 15 nights and #4 on 13 nights.

Locally, Univision stations were #1 in Los Angeles, Miami, San Antonio (tie), Fresno and Bakersfield in primetime and #1 in total day in Los Angeles, Miami, Dallas (tie), Phoenix and Fresno among Adults 18-49.

TeleFutura Network

In the second quarter of 2005, the TeleFutura Network’s total day audience decreased 11% among Adults 18-49 and 9% among Adults 18-34, while Telemundo’s audiences decreased 28% and 20%, respectively.

The TeleFutura Network matched Telemundo’s Adult 18-34 total day viewership, tying for the #2 Spanish-language network spot, and delivered nearly 90% of Telemundo’s Hispanic Adult 18-49 audience in total day in the second quarter of 2005. TeleFutura was also the #2 broadcast network in any language, behind only Univision, in early morning, daytime, late fringe and weekend daytime among Hispanic Adults 18-34 and 18-49.

Galavisión Network

The Galavisión Network delivered record second quarter audience levels in primetime and total day, increasing its Hispanic Adult 18-49 viewership by 11% in primetime and 15% in total day compared to second quarter last year. Galavisión outdelivered all other 14 measured Spanish-language cable networks and remained the undisputed #1 Spanish-language cable network in primetime and total day among Hispanic Adults 18-49 and 18-34. In addition, for the third consecutive quarter, Galavisión was the #1 cable network in primetime in any language for Hispanic Adults and Men 18-34.

RADIO HIGHLIGHTS

Univision Radio’s net revenues grew 9% in the second quarter, significantly outperforming the industry, as a whole, which was flat as reported by the Radio Advertising Bureau. Second quarter revenue growth was broad-based, showing strength in local, national, and network revenues. Based upon station ratings reported by Arbitron through August 3, 2005, Univision Radio experienced growth in several key markets, including Los Angeles, Chicago, Dallas and Phoenix in the Spring 2005 book. Univision Radio’s outstanding programming and effective cross promotion with Univision’s local television stations has resulted in continued success in Los Angeles, as KSCA once again captured the #1 position and KLVE tied for the #2 position among all radio stations in Los Angeles in the Adult 25-54 demographic (Hispanic and Non-Hispanic). In addition, KSCA’s morning show ranked as the #1 morning show in all of Los Angeles across all key age demographics. Among the more than 80 radio stations in Los Angeles, Univision Radio captures 13.4% of all listening in the Adult 25-54 demographic in Los Angeles. In Dallas, Univision Radio’s KESS made history, becoming the first Spanish-language radio station to capture the #1 position among all stations in the market.

MUSIC HIGHLIGHTS

Univision Music Group accounted for an average of 37 of the Top 100 Latin album titles sold in the U.S. and over 35% of all units sold during the 2005 second quarter, according to Nielsen Soundscan. Univision Music Group recordings held the #1 position on the Regional Mexican Nielsen Soundscan chart for the entire second quarter.

INTERNET HIGHLIGHTS

Univision.com achieved positive operating results for the first time in its history reporting operating income before depreciation and amortization of $0.1 million for the second quarter. Univision.com increased its page impressions 55% and unique visits 38% in the 2005 second quarter, compared to second quarter last year. According to a Nielsen Media Research study announced during the quarter, for the fifth consecutive year Univision was named the most visited Spanish-language website among Spanish-dominant and bilingual Hispanic Internet users age 16+.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, August 4, 2005, at 5:30 p.m. ET/2:30 p.m. PT.  The call can be accessed by dialing (913) 981-4900 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 3468939.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 85% of U.S. Hispanic Households; Galavision, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 63 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 66 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; unanticipated interruptions in our broadcasting for any reason, including acts of terrorism; write-downs of the carrying value of assets due to an impairment in our investment in cost method investees; and failure to achieve profitability, growth or anticipated cash flows from acquisitions. Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission. Univision assumes no obligation to update forward-looking information contained in this press release.

Reconciliation of Operating Income Before Depreciation and Amortization

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The tables below set forth a reconciliation of operating income before depreciation and amortization to consolidated net income and to operating income for each segment, which are the most directly comparable GAAP financial measures.

Unaudited	Three Months Ended June 30, 2005
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income before depreciation and amortization	$182.9	$133.9	$41.9	$7.0	$0.1
Depreciation and amortization	23.4	16.8	2.8	3.4	0.4
Operating income (loss)	159.5	$117.1	$39.1	$3.6	$(0.3)
Other (income) expense:
Interest expense, net	19.0
Stock dividend	(0.5)
Equity income in unconsolidated subsidiaries	(0.2)
Amortization of deferred financing costs	0.9
Nontemporary decline in fair value of investment	48.3
Noncontrolling interest of variable interest entities	0.2
Provision for income taxes	55.7
Net income	$36.1

Unaudited	Three Months Ended June 30, 2004
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$177.5	$134.4	$34.8	$10.4	$(2.1)
Depreciation and amortization	27.3	16.2	5.0	5.1	1.0
Operating income (loss)	150.2	$118.2	$29.8	$5.3	$(3.1)
Other (income) expense:
Interest expense, net	15.4
Stock dividend	(0.5)
Equity loss in unconsolidated subsidiaries/other	0.9
Amortization of deferred financing costs	0.9
Noncontrolling interest of variable interest entities	1.5
Provision for income taxes	48.3
Net income	$83.7

Unaudited	Six Months Ended June 30, 2005
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$299.2	$220.3	$60.8	$19.1	$(1.0)
Depreciation and amortization	47.2	33.0	6.0	7.4	0.8
Operating income (loss)	252.0	$187.3	$54.8	$11.7	$(1.8)
Other (income) expense:
Interest expense, net	38.4
Stock dividend	(0.9)
Equity income in unconsolidated subsidiaries	(0.2)
Amortization of deferred financing costs	1.6
Nontemporary decline in fair value of investment	48.3
Noncontrolling interest of variable interest entities	(0.7)
Provision for income taxes	84.9
Net income	$80.6

Unaudited	Six Months Ended June 30, 2004
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$267.6	$209.4	$50.6	$12.2	$(4.6)
Depreciation and amortization	51.9	32.3	10.2	7.4	2.0
Operating income (loss)	215.7	$177.1	$40.4	$4.8	$(6.6)
Other (income) expense:
Interest expense, net	31.1
Stock dividend	(5.5)
Equity loss in unconsolidated subsidiaries/other	1.9
Amortization of deferred financing costs	1.8
Noncontrolling interest of variable interest entities	1.5
Provision for income taxes	69.6
Net income	$115.3

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

On March 31, 2004, the Company was required to adopt FIN 46. FIN 46 provides guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (variable interest entity or “VIE”). Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75.0 million, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company was also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII/WSUR”) owned 100% by Raycom Media, Inc. (“Raycom”) for the six months ended June 30, 2005.  WLII/WSUR owns two television stations operating in Puerto Rico.  The Company acquired WLII/WSUR on June 30, 2005.

The consolidation of the VIEs has no effect on net income or earnings per share.

Reconciliation of Net Income Excluding the Charge on Entravision

The Company is using the term net income excluding the charge on Entravision primarily for comparison purposes.

$ in millions (except per share data)	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net income excluding the charge on Entravision	$84.4	$128.9
Entravision charge	(48.3)	(48.3)
Net Income	$36.1	$80.6

Diluted earnings per share
Net income per share excluding the charge on Entravision	$0.24	$0.37
Entravision charge per share	(0.14)	(0.14)
Net Income per share	$0.10	$0.23

Our Investment in Entravision Communications Corporation

The Company currently owns approximately 36.9 million shares of non-voting Class U common stock of Entravision at an average cost basis of $9.10 per share which represents an approximate 27% ownership of Entravision on a fully-converted basis. As part of the consent decree with the United States Department of Justice, the Company is required to sell enough of its Entravision stock so that our ownership interest of Entravision on a fully-converted basis does not exceed 15% by March 26, 2006. The closing price of Entravision at June 30, 2005 was $7.79 per share and the stock has traded below our cost basis since May of 2004. While we do not believe it reflects the true long-term economic value of Entravision’s assets or the potential future growth of the Entravision stock price, based on our interpretation of accounting rules which specify that an impairment that is other than temporary (not necessarily permanent) must be recognized as an impairment charge, we have written down our investment in Entravision to $7.79 per share resulting in a charge of $48.3 million with no corresponding tax benefit since it is more likely than not that the related deferred tax asset will not be realized. A new cost basis is established with the charge. Accordingly, subsequent sales of stock may result in gains or losses by comparing our newly established cost basis ($7.79 per share) to the fair value of the Entravision stock at the transaction date. The fair value of Entravision stock at August 3, 2005 was $8.61 per share. On July 26, 2005, the Company announced that it had entered into a definitive agreement with Entravision to acquire radio stations KBRG (FM) and KLOK (AM) serving the San Francisco/San Jose, California market from Entravision for $90.0 million. It is expected that the Company will pay for the acquisition with shares of Entravision common stock held by the Company.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended June 30,

(Dollars and share data in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Television, radio and Internet services	$459.6	$444.9	$830.4	$771.4
Music products and publishing	48.9	50.4	111.1	76.8
Total net revenues	508.5	495.3	941.5	848.2

Direct operating expenses of television, radio and Internet services	153.1	144.0	300.4	276.1
Direct operating expenses of music products and publishing	26.9	27.3	64.5	42.7
Total direct operating expenses (excluding depreciation and amortization)	180.0	171.3	364.9	318.8
Selling, general and administrative expenses (excluding depreciation and amortization)	145.6	146.5	277.4	261.7
Depreciation and amortization	23.4	27.3	47.2	52.0
Operating income	159.5	150.2	252.0	215.7
Other expense (income):
Interest expense, net	19.0	15.4	38.4	31.1
Amortization of deferred financing costs	0.9	0.9	1.6	1.8
Equity (income) loss in unconsolidated subsidiaries/other	(0.2)	0.9	(0.2)	1.9
Nontemporary decline in fair value of investment	48.3	—	48.3	—
Stock dividend	(0.5)	(0.5)	(0.9)	(5.5)
Noncontrolling interest of variable interest entities	0.2	1.5	(0.7)	1.5
Income before taxes	91.8	132.0	165.5	184.9
Provision for income taxes	55.7	48.3	84.9	69.6
Net income	$36.1	$83.7	$80.6	$115.3

Basic earnings per share
Net income per share	$0.11	$0.26	$0.25	$0.36
Weighted average common shares outstanding	318.7	322.5	321.1	322.4
Diluted earnings per share
Net income per share(1)	$0.10	$0.24	$0.23	$0.33
Weighted average common shares outstanding	347.9	352.8	350.3	353.0

(1) Includes a non-cash charge of $48.3 million or $0.14 per diluted share for the three and six months ended June 30, 2005.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share and per share data)

	June 30, 2005	December 31, 2004(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents(2)	$87.6	$189.9
Accounts receivable, net	388.4	331.8
Program rights	36.9	34.4
Prepaid expenses and other	104.1	82.4
Total current assets	617.0	638.5

Property and equipment, net	538.2	551.1
Intangible assets, net	4,278.5	4,283.0
Goodwill	2,235.1	2,199.2
Deferred financing costs, net	8.8	10.4
Program rights	32.7	36.9
Investments in equity method investees	64.3	63.9
Investments in cost method investees	323.6	371.0
Other assets	25.4	73.1
Total assets	$8,123.6	$8,227.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$250.6	$229.5
Income taxes	22.9	2.2
Accrued interest	23.2	23.1
Accrued license fees	16.8	13.6
Program rights obligations	21.4	18.3
Current portion of long-term debt and capital lease obligations	4.3	4.8
Total current liabilities	339.2	291.5

Long-term debt	1,373.1	1,190.4
Capital lease obligations	35.4	37.3
Program rights obligations	26.1	30.9
Deferred tax liabilities	997.4	975.8
Other long-term liabilities	36.3	54.1
Total liabilities	2,807.5	2,580.0

Noncontrolling interest of variable interest entities	55.4	259.4

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; none issued or outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 324,810,071 and 324,349,028 shares issued, including shares in treasury, at June 30, 2005 and December 31, 2004, respectively)	3.2	3.2
Paid-in-capital	4,648.6	4,640.6
Deferred compensation	(1.6)	(1.8)
Retained earnings	849.9	769.3
Accumulated other comprehensive losses	(1.1)	(1.4)
	5,499.0	5,409.9
Less common stock held in treasury (9,191,480 and 1,017,180 shares at June 30, 2005 and December 31, 2004, respectively)	(238.3)	(22.2)
Total stockholders’ equity	5,260.7	5,387.7
Total liabilities and stockholders’ equity	$8,123.6	$8,227.1

(1) Includes certain reclassifications to conform to the current year’s presentation.

(2) Includes cash and cash equivalents of $26.0 million and $25.8 million related to the VIEs at June 30, 2005 and December 31, 2004, respectively.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30,

(Dollars in millions)

	2005	2004
	(Unaudited)	(Unaudited)
Net income	$80.6	$115.3
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	39.2	40.4
(Gain) loss on sale of property and equipment	(1.7)	0.2
Equity (income) loss in unconsolidated subsidiaries	(0.2)	1.5
Nontemporary decline in fair value of investment	48.3	—
Amortization of intangible assets and deferred financing costs	9.7	13.4
Deferred income taxes	20.9	29.0
Stock dividend	(0.9)	(5.5)
Noncontrolling interest of variable interest entities	(0.7)	0.8
Other non-cash items	0.6	(0.4)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(55.4)	(43.1)
Program rights	1.7	16.5
Prepaid expenses and other assets	14.3	11.1
Accounts payable and accrued liabilities	8.6	(16.5)
Income taxes	23.7	21.2
Income tax benefit from options exercised	3.6	1.6
Accrued interest	0.1	0.1
Accrued license fees	3.2	2.8
Program rights obligations	(1.7)	(11.3)
Other, net	(6.3)	(4.8)
Net cash provided by operating activities	187.6	172.3

Cash flow from investing activities:
Acquisitions, net of acquired cash	(220.2)	(135.6)
Purchase of Los Angeles building	—	(52.5)
Capital expenditures	(38.8)	(30.0)
Investment in unconsolidated subsidiaries	(5.4)	1.7
Cash of variable interest entities	—	12.2
Proceeds from sale of property and equipment	5.1	0.4
Other, net	(1.6)	(0.1)
Net cash used in investing activities	(260.9)	(203.9)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	185.0	170.0
Repayment of long-term debt	(2.3)	(142.7)
Proceeds from issuance of common stock	—	599.4
Repurchase of common stock	—	(599.4)
Exercise of stock options	4.4	7.7
Purchases of treasury shares	(216.1)	—
Payment of offering costs	—	(0.1)
Deferred financing costs	—	(0.3)
Net cash (used in) provided by financing activities	(29.0)	34.6

Net (decrease) increase in cash	(102.3)	3.0
Cash and cash equivalents, beginning of period	189.9	76.7

Cash and cash equivalents, end of period	$87.6	$79.7

Supplemental disclosure of cash flow information:
Interest paid	$34.1	$36.4
Income taxes paid	$35.2	$11.8